                                                                    Exhibit 99.1


                     WILSHIRE OIL COMPANY OF TEXAS ANNOUNCES

                PLANS TO PURSUE SALE OF ITS OIL AND GAS BUSINESS

         (Jersey City, New Jersey; May 6, 2003). Wilshire Oil Company of Texas (AMEX: WOC) announced today that it has authorized its investment banker to contact those that have already expressed interest as well as other potential purchasers for its oil and gas exploration and production business. Wilshire and its subsidiaries operate or have interests in 915 oil and gas wells in the United States and 563 oil and gas wells in Canada.

         In September 2002, Wilshire retained Deloitte & Touche Corporate Finance LLC as its investment banker to explore various strategic alternatives to maximize stockholder value. After reviewing the Company's business operations and growth prospects, Wilshire's investment banker has recommended that it seek purchasers for its oil and gas business. Wilshire, in turn, has at this time concluded that if its price targets are met, the sale of its oil and gas properties would be in the best interests of stockholders, whether the net proceeds are invested in Wilshire's ongoing real estate business or otherwise utilized in a manner designed to maximize stockholder value. The Company's real estate operations have grown from $9.7 million in gross revenues in 1997 to $14.2 million in gross revenues in 2002.

         Sherry Wilzig Izak, Chairman and CEO of Wilshire, commented "For many years, we have benefited from the strength of our oil and gas properties. Our intention is to offer these properties at a time when we can maximize the potential return to Wilshire. We also continue to consider other options that may be pursued simultaneously with our efforts to locate buyers willing to meet our price objectives for our oil and gas business."

         "Of course, when a company seeks to sell assets, significant negotiations must take place before a sale can be announced. I would not expect to comment substantively on this process again unless and until we are in a position to announce a definitive agreement. At this juncture, we cannot assure our stockholders a result; we can only assure our stockholders that we are focused on their interests and excited about the opportunities available to us."

         Wilshire is an American Stock Exchange listed corporation engaged in the ownership and management of real estate properties in Arizona, Florida, Georgia, New Jersey and Texas and in the exploration and development of oil and gas in the United States and Canada.

         The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include the possibility that business or market factors cause the Company to vary from its current plans, the impact of changing economic conditions, the impact of any changes in oil and gas prices, the effect of announcements by the Company's competitors, the uncertainty of being able to identify an adequately financed buyer, the impact of other risks typically involved in consummating an acquisition transaction and other risks and uncertainties disclosed in the Company's 2002 Form 10-K filed with the Securities and Exchange Commission.

Stockholder inquiries: please contact Philip Kupperman at 201-420-2796

Oil and gas inquiries: please contact Daniel Pryor of Deloitte & Touche Corporate Finance LLC at 212-436-6545.


                                      -2-